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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              SAFELITE GLASS CORP.

         Safelite Glass Corp. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The present name of the Corporation is Safelite Glass Corp. The name under which the Corporation was originally incorporated is LS Acquisition Corp. No. 23. The date of filing of its original Certificate of Incorporation with the Secretary of State was January 13, 1987.

         2. This Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation, as amended, of the Corporation to read as herein set forth in full:

         FIRST:   The name of the Corporation is Safelite Glass Corp.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 16,000,000 shares of capital stock, of which 40,000 shares shall be designated Non-Voting 8% Preferred Stock, par value $.01 per share, 4,960,000 shares shall be designated as Class A Voting Common Stock, par value $.01 per share (the "Class A Common"), and 11,000,000 shares shall be designated as Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common," and together with the Class A Common, the "Common Stock").

         Effective upon the filing of this Restated Certificate of Incorporation, each three (3) shares of issued and outstanding Class A Common Stock shall automatically and without further action on the part of the holder thereof be converted into one (1) share of Class A Voting Common Stock.

         A. The powers, preferences and rights of the shares of Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:
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         1.  Designation and Amount. The Corporation shall be authorized to issue 40,000 shares designated as Non-Voting 8% Preferred Stock, par value $.01 per share (the "Preferred Stock"). Preferred Stock shall have the preferences, limitations and rights set forth below.

         2.  Dividends.

             (a) General Obligation. The Corporation will pay cumulative semi-annual dividends on Preferred Stock if, when and as declared by the Board of Directors of the Corporation, and to the extent permitted under the General Corporation Law of the State of Delaware, which shall accrue on a daily basis (computed on the basis of a 360-day year and actual days elapsed) at the rate per annum of eight percent (8%) per share of Preferred Stock calculated as a percentage of $1,000 (plus accrued and unpaid dividends), compounded semi-annually, from and including December 18, 1997 until the redemption of Preferred Stock (with payment being calculated through the date on which payment shall be tendered to the holders of Preferred Stock). This dividend rate will automatically increase to (i) fourteen percent (14%) per annum upon the occurrence of a Redemption Event (defined below), (ii) fifteen percent (15%) per annum on the first annual anniversary date of such Redemption Event and (iii) sixteen percent (16%) per annum on the second anniversary date of such Redemption Event if the Corporation elects not to redeem Preferred Stock upon the occurrence of such Redemption Event. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any shares of Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such shares of Preferred Stock is made on the stock records of the Corporation, and regardless of the number of certificates which may be issued to evidence such shares of Preferred Stock. A "Redemption Event" shall mean (i) an underwritten initial public offering (a "Public Offering") of the Corporation's capital stock pursuant to a registration statement effected under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the occurrence of a Change in Control under the terms of the Indenture, dated as of December 20, 1996, as amended from time to time, by and between the Corporation and Fleet National Bank, Trustee.

             (b) Distributing Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to Preferred Stock, such payment will be distributed among the holders of Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Preferred Stock.

             (c) Priority. So long as any shares of Preferred Stock remain outstanding neither the Corporation nor any Subsidiary (which shall mean any corporation, association or other business entity of which the Corporation directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting securities or equity interests) will redeem, purchase or otherwise acquire any other equity security of the Corporation junior to Preferred Stock in right to payment now or hereafter outstanding, including, without limitation, the Common Stock (all such securities collectively, the "Junior Securities"), nor will the Corporation declare or pay any cash dividend


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(including accrued dividends) or make any distribution of assets other than shares of Junior Securities upon any Junior Securities; provided nothing herein shall prohibit the Corporation from acquiring Common Stock of the Corporation pursuant to contractual rights approved by the Board of Directors of the Corporation.

         3.  Liquidation, Dissolution or Winding Up.

             (a) Treatment at Liquidation, Dissolution and Winding Up. In the event of a Liquidity Event (as herein defined), before any distribution or payment may be made with respect to the Junior Securities, holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount in cash equal to $1,000 per share of Preferred Stock (which amount, together with the other share and per share numbers used herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the class or series of stock in question), plus accrued dividends from the date of issuance thereof up to and including the date full payment shall be tendered to the holders of Preferred Stock with respect to such Liquidity Event (the "Liquidation Amount"). The term "Liquidity Event" shall mean a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

         If upon any such Liquidity Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment to the holders of Preferred Stock of the full amount of the Liquidation Amount to which they are entitled to be paid, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         After the payment of the Liquidation Amount shall have been made in full to the holders of Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the accounts of holders of Preferred Stock so as to be available for such payments, the holders of Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

             (b) Distributions in Cash. The Liquidation Amount shall be paid in cash to the extent the Corporation has cash available. Whenever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.


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         4.  Voting Power.

         Except as otherwise required by law, the holders of Preferred Stock shall not be entitled to vote on any corporate matters.

         5.  Redemption.

             (a) The Corporation may redeem Preferred Stock at its option, in whole or in part, at $1,000 per share plus accrued dividends from the date of issuance thereof up to and including the date full payment shall be tendered to holders of Preferred Stock with respect to such redemption (the "Redemption Price"), at any time (the "Redemption Date").

             (b) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 5 shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a redemption shall be deemed to have been redeemed and shall be canceled effective as of the closing of the Public Offering or the Redemption Date, as the case may be, unless the Corporation shall default in the payment of the Redemption Price.

             (c) Partial Redemptions. If at any time the Corporation redeems less than all of the outstanding shares of Preferred Stock, such redemption will be made from the holders of Preferred Stock on a pro rata basis based upon the number of shares of Preferred Stock held by each stockholder.

         6.  Restrictions and Limitations.

         The Corporation shall not amend this Restated Certificate of Incorporation without the approval by vote or written consent, by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a separate class, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend this Restated Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting separately as a separate class, if such amendment would:

             (i) change the relative seniority rights of holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

             (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the


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relative seniority of the liquidation preferences of the holders of Preferred
Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Preferred Stock;

             (iii) cancel or modify the redemption rights of the holders of Preferred Stock provided for in Section 5 herein; or

             (iv) cancel or modify the rights of the holders of Preferred Stock provided for in this Section 6.

         7.  Notices of Record Date.   In the event of:

             (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

             (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

             (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

         then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities, including Preferred Stock) shall be entitled to exchange their shares of Common Stock (or other securities, including Preferred Stock) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

         8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.


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         B.  Except as otherwise provided in this Part B or as otherwise required by applicable law, all shares of Class A Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein. The powers, preferences and rights of the shares of Class A Common and Class B Common, and the qualifications, limitations or restrictions thereof are as follows:

         1.  Dividends.

             As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that (i) if dividends are declared or paid in shares of Class A Common or Class B Common, the dividends payable in shares of Class A Common shall be payable to holders of Class A Common and the dividends payable in shares of Class B Common shall be payable to holders of Class B Common and
(ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall pay to each holder of Class B Common dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Common is convertible into the Class A Common.

         2.  Dissolution, Liquidation or Winding-Up.

             In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the Common Stock and including, without limitation, Preferred Stock, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding up of the Corporation. The Board of Directors of the Corporation, in good faith, shall determine the fair market value, as of the date of distribution, of any property (other than cash) distributed in the event of any dissolution, liquidation or winding-up of the affairs of the Corporation (and such fair market value shall be the amount received in such dissolution, liquidation or winding-up by the stockholders by reason of the distribution of the property). Any determination made by the Board of Directors of the Corporation pursuant to this Section 2 shall be final and binding on the Corporation, and all holders of Common Stock.


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         3.  Voting Power.

             Except as otherwise provided in this Part B or as otherwise required by applicable law, the holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class B Common shall have no right to vote on any matters to be voted on by the Corporation's stockholders.

         4.  Conversion of the Class B Common.

         (a) Any holder of shares of Class B Common shall have the right to exchange such holder's shares of Class B Common as follows: (i) any time on or after the Triggering Day, all shares of Class B Common held by any person shall be exchangeable, on a one-for-one basis, for shares of Class A Common and (ii) upon or any time after the sale, which is not a Permitted Transfer, to any person, such shares of Class B Common which have been so sold shall be exchangeable for shares of Class A Common. The terms "Triggering Day" and "Permitted Transfer" shall have the meaning set forth in that certain Shareholders Agreement among the Corporation and its stockholders dated as of December ___, 1997.

         (b) Surrender of Certificates. From and after such time as the shares of Class B Common are exchangeable pursuant to Section 4(a) above, each such share of Class B Common may be exchanged for one share of Class A Common in the following manner: each holder of shares of Class B Common wishing to exchange shares of Class B Common for shares of Class A Common shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, and thereupon the Corporation shall cause such shares to be exchanged for the same number of shares of Class A Common. The Corporation shall, within 3 business days of receipt of a duly endorsed certificate(s) of Class B Common, cause to be issued to such holder thereof a certificate for shares of Class A Common equal in number to the shares of Class B Common represented by the certificate(s) which had been surrendered for exchange by such beneficial holder.

         FIFTH:   The Board of Directors is expressly authorized to adopt,
amend, or repeal the by-laws of the Corporation.

         SIXTH:   Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

         SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General


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Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Safelite Glass Corp. has caused this certificate to be signed by David W. Wood, its Secretary, this 18th day of December, 1997.

                                            SAFELITE GLASS CORP.

                                            By:_________________________________
                                                David W. Wood
                                                Secretary



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